FORTITUDE GOLD CORPORATION

                                  Common Stock

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS".

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This Prospectus relates to shares of common stock of the Company which may be issued pursuant to an Equity Incentive Plan adopted by the Company. The Equity Incentive Plan provides for the grant to selected employees of the Company and other persons of shares of the Company's common stock, options to purchase shares of the Company's common stock, or other incentives, such as stock appreciation rights. Persons who received shares of common stock pursuant to the Equity Incentive Plan and who are offering such shares to the public by means of this Prospectus are referred to as the "Selling Shareholders".

     In some cases the Equity Incentive Plan is referred to as the "Plan". The terms and conditions of any stock grants and the terms and conditions of any options, including the price of the shares of Common Stock issuable on the exercise of options, are governed by the provisions of the Plan and any particular agreements between the Company and the plan participants.

     The Selling Shareholders may offer the shares of common stock from time to time in negotiated transactions through the over-the-counter market at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the shares to or through securities broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the shares for whom such broker/dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker/dealer might be in excess of customary commissions). See "Selling Shareholders" and "Plan of Distribution".

     None of the proceeds from the sale of the shares by the Selling Shareholders will be received by the Company. The Company has agreed to bear all expenses (other than underwriting discounts, selling commissions and fees and expenses of counsel and other advisers to the Selling Shareholders).

     The purchase of the securities offered by this prospectus involves a high degree of risk. Risk factors include dependence on the price of gold and silver and the fact that the Company's revenue is derived from a single mine. See "Risk Factors" beginning on page 8 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or has passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this Prospectus is September 3, 2021.

                              AVAILABLE INFORMATION

the Company is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning the Company can be inspected and copied at the Commission's office at 100 F Street, NE, Washington, D.C. 20549. Certain information concerning the Company is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov. This Prospectus does not contain all information set forth in the Registration Statement of which this Prospectus forms a part and exhibits thereto which the Company has filed with the Commission under the Securities Act and to which reference is hereby made.

                       DOCUMENTS INCORPORATED BY REFERENCE

     The  following   documents   filed  with  the  Commission  by  the  Company
(Commission File No. 333-249533) are incorporated by reference into this prospectus:

     o The Company's report on Form 10-K for the year ended December 31, 2020;

     o    The Company's report on Form 10-Q for the period ended March 31, 2021;

     o    The Company's report on Form 10-Q for the period ended June 30, 2021;

     o The Company's reports on Form 8-K filed with the SEC on January 11, 2021, March 4, 2021, March 24, 2021, March 31, 2021, May 11, 2021,
          June 14, 2021 July 22, 2021, and August 3, 2021.

The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into this Prospectus). Requests should be directed to:

                           Fortitude Gold Corporation
                            2886 Carriage Manor Point
                        Colorado Springs, Colorado 80906
                                 (719) 717-9825
                              Attention: Jason Reid

     All documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     Investors are entitled to rely upon information in this prospectus or incorporated by reference at the time it is used by the Company even though that information may be superseded or modified by information subsequently incorporated by reference into this prospectus.

     The Company has filed with the Securities and Exchange Commission a Registration Statement under the Securities Act of l933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and such securities, reference is made to the Registration Statement and to the exhibits filed with the Registration Statement. Statements contained in this prospectus as to the contents of any contract or other documents are summaries which are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and related exhibits may also be examined at the Commission's internet site (www.sec.gov).

                                TABLE OF CONTENTS

                                                                            PAGE


FORWARD LOOKING STATEMENTS ...................................................6

THE COMPANY ..................................................................7

RISK FACTORS .................................................................8

DILUTION ....................................................................21

USE OF PROCEEDS .............................................................21

SELLING SHAREHOLDERS ........................................................21

PLAN OF DISTRIBUTION ........................................................26

DESCRIPTION OF SECURITIES....................................................26

                           FORWARD LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve risks and uncertainties. When used in this prospectus, the words "plan," "target," "anticipate," "believe," "estimate," "intend," "expect" and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include, without limitation, the statements regarding our strategy, future plans for development and production, future expenses and costs, future liquidity and capital resources, and future dividends. All forward-looking statements in this prospectus are based upon information available to us on the date of this prospectus, and we assume no obligation to update any such forward-looking statements. Forward looking statements involve a number of risks and uncertainties and there can be no assurance that such statements will prove to be accurate. Our actual results could differ materially from those discussed in this prospectus. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the Risk Factors section of this prospectus.

     In addition to the specific factors identified under the Risk Factors section of this prospectus, other uncertainties that could affect the accuracy of forward-looking statements include:

          o    Commodity price fluctuations;

          o    Governmental and regulatory permit requirements and timing;

          o Rock formations, faults and fractures, water flow or other unanticipated geological situations;

          o Unexpected changes in business and economic conditions, including the rate of inflation;

          o    Changes in interest rates;

          o    Timing and amount of production;

          o    Technological changes in the mining industry;

          o    Our operating costs and other costs of doing business;

          o Access to and availability of materials, equipment, supplies, labor and supervision, power and water;

          o    Results of current and future feasibility studies;

          o    The level of demand for our products;

          o    Changes in our business strategy, plans and goals;

          o Interpretation of drill hole results and the geology, grade and continuity of mineralization;

          o    Litigation   by   private   parties  or   regulatory   action  by
               governmental entities;

          o Acts of God such as floods, earthquakes, and any other natural disasters; and

          o    The impact of the COVID-19 Coronavirus.

     This list, together with the factors identified in the Risk Factors section of this prospectus, is not exhaustive of the factors that may affect any of our forward-looking statements. You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. These forward-looking statements represent our beliefs, expectations, and opinions only as of the date of this prospectus. We do not intend to update these forward-looking statements except as required by law. We qualify all of our forward-looking statements by these cautionary statements.

                                   THE COMPANY

     On August 18, 2020, Gold Resource Corporation ("GRC") transferred all of the outstanding shares of GRC Nevada, Inc., its wholly owned subsidiary, to the Company in exchange for 21,211,260 shares of the Company's common stock. As a result of this transfer, GRC Nevada, which owns the Company's Nevada Mining unit, became a wholly owned subsidiary of the Company. On December 31, 2020, each GRC shareholder received one share of the Company's common stock for each
3.5 shares of GRC's common stock held by the GRC shareholder on December 28, 2020.

     The Company is a mining company which pursues gold and silver projects that are expected to have both low operating costs and high returns on capital. We are presently focused on mineral production from our Nevada Mining unit, which includes the Isabella Pearl project. Our processing facilities at the Isabella Pearl project produce dore from ore mined from an open-pit mine, which contains precious metals of gold and silver. We also continue exploration and evaluation work on our portfolio of other precious metal properties in Nevada and continue to evaluate other properties for possible acquisition.

     The Nevada Mining unit targets the expansion of its gold production through the producing Isabella Pearl Mine and its portfolio of mining properties in the pipeline followed by potential future dividends targeting market appreciation through dividend yield.

     After ramping up production, the Company targets strong, near term cash flow from the Isabella Pearl operation for the exploration and development of the Company's highly prospective property portfolio in Nevada's Walker Lane mineralized trend. The Company plans to explore along the mineralized trend where the Company's Isabella Pearl operation is located and discover and delineate new mineralization on its other properties with the goal of putting additional projects into production.

     Our principal executive offices are located at 2886 Carriage Manor Point, Colorado Springs, Colorado 80906. Our telephone number is (719) 717-9825.

     Implications of Being an Emerging Growth Company

     We qualify as an emerging growth company as that term is used in the Jumpstart Our Business Startups Act of 2012, or "JOBS Act." An Emerging Growth Company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

          o a requirement for quarterly and annual reports filed with the U.S. Securities and Exchange Commission ("SEC") to have only two years of audited financial statements and only two years of related management's discussion and analysis;

          o    reduced    disclosure    concerning    executive     compensation
               arrangements;

          o exemption from the auditor attestation requirement in the assessment of the emerging growth company's internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002; and

          o No non-binding advisory votes on executive compensation or golden parachute arrangements.

     We have utilized some of these exemptions in this prospectus, which are also available to us as a smaller reporting company as defined under Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     In addition, Section 107 of the JOBS Act provides that an emerging growth company utilize the extended transition period provided in Section 7(a)(2)(b) of the Securities Act of 1933, as amended (the "Securities Act") for complying with new or revised accounting standards. We are choosing to "opt out" of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

     We could remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which annual gross revenue equals or exceeds $1.07 billion, (ii) the date that we become a "large accelerated filer" as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

                                  RISK FACTORS

     The price of our common stock may be materially affected by a number of risk factors, including those summarized below:

     Risks Relating to Our Company

     Our results of operations, cash flows and the value of our properties are highly dependent on the market prices of gold and silver and these prices can be volatile. The profitability of our gold and silver mining operations and the value of our mining properties are directly related to the market price of gold and silver. The price of gold and silver may also have a significant influence on the market price of our common stock. The market price of gold and silver historically has fluctuated significantly and is affected by numerous factors beyond our control. These factors include supply and demand fundamentals, global or national political or economic conditions, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar and other currencies, interest rates, gold and silver sales and loans by central banks, forward sales by metal producers, accumulation and divestiture by exchange traded funds, and a number of other factors.

     We derive our revenue from the sale of gold and silver and our results of operations will fluctuate as the prices of these metals change. A period of significant and sustained lower gold and silver prices would materially and adversely affect our results of operations and cash flows. The volatility of mineral prices represents a substantial risk which no amount of planning or technical expertise can fully eliminate. In the event mineral prices decline or remain low for prolonged periods of time, we may be unable to develop our existing exploration properties, which may adversely affect our results of operations, financial performance, and cash flows. An asset impairment charge may result from the occurrence of unexpected adverse events that impact our estimates of expected cash flows generated from our producing properties or the market value of our non-producing properties, including a material diminution in the price of gold or silver.

     During 2020, the price of gold, as measured by the London P.M. fix, fluctuated from a low of $1,474 per ounce to a high of $2,067 per ounce while the price of silver fluctuated from a low of $12.01 per ounce to a high of $28.89 per ounce. As of July 31, 2021, gold and silver prices were $1,826 per ounce and $25.49 per ounce, respectively. The volatility in gold and silver prices is illustrated by the following table, which sets forth for each of the past five calendar years, the high, low, and average annual market prices in U.S. dollars per ounce of gold and silver based on the daily London P.M. fix:

                      2016       2017      2018      2019    2020
                    ---------------------------------------------
      Gold:
         High        $1,366     $1,346    $1,355    $1,546  $2,067
         Low         $1,077     $1,151    $1,178    $1,270  $1,474
         Average     $1,251     $1,257    $1,268    $1,393  $1,770
      Silver:
         High        $20.71     $18.56    $17.52    $19.31  $28.89
         Low         $13.58     $15.22    $13.97    $14.38  $12.01
         Average     $17.14     $17.04    $15.71    $16.21  $20.55

     Our production is currently limited to a single mine and any interruptions or stoppages in our mining activities would adversely affect our revenue. We are entirely dependent on revenues from a single mine to fund our operations. Any interruption in our ability to mine this location, such as a labor strike, natural disaster, or loss of permits would negatively impact our ability to generate revenue following such interruption. Additionally, if we are unable to economically develop additional mines, we will eventually deplete our reserves and will no longer generate revenue sufficient to fund our operations. A decrease in, or cessation of, our mining operations at this mine would adversely affect our financial performance and may eventually cause us to cease operations.

     If we are unable to achieve anticipated gold and silver production levels, our financial condition and results of operations will be adversely affected. We have proceeded with the processing of ore from the Isabella Pearl mine at the Isabella Pearl project. However, risks related to reserve estimates, metallurgy, and/or mining dilution are inherent when working with extractable minerals. Sales of gold and silver that we realize from future mining activity will be less than anticipated if the mined material does not contain the concentration of gold and silver predicted by our geological exploration, studies, and reports. If sales of gold and silver are less than anticipated, we may not be able to recover our investment in our properties and our operations may be adversely affected. Our inability to realize production based on quarterly or annual projections may also adversely affect the price of our common stock.

     Estimates of proven and probable reserves are uncertain and the volume and grade of ore actually recovered may vary from our estimates. Estimates of proven and probable reserves are subject to considerable uncertainty. Such estimates are, to a large extent, based on the prices of gold and silver, as well as interpretations of geologic data obtained from drill holes and other exploration techniques. These prices and interpretations are subject to change. If we determine that certain of our estimated reserves have become uneconomic, we may be forced to reduce our estimates. Actual production may be significantly less than we expect.

     Any material changes in mineral estimates and grades of mineralization may affect the economic viability of our current operations, our decision to place a new property into production and/or such property's return on capital. There can be no assurance that mineral recoveries in small scale laboratory tests will be duplicated in a large-scale on-site operation in a production environment. Extended declines in market prices for gold or silver may render portions of our mineralization estimates uneconomic and result in reduced reported mineralization or adversely affect the commercial viability of one or more of our properties. Any material reductions in estimates of mineralization, or of our ability to extract this mineralization, could have a material adverse effect on our results of operations, financial condition, and stock price.

     Our current property portfolio is limited to one producing property and our ability to remain profitable over the long-term will depend on our ability to expand the known deposits on this property, and /or identify, explore and develop additional properties. Gold and silver producers must continually replace reserves depleted by production to maintain production levels over the long term and provide a return on invested capital. Depleted reserves can be replaced in several ways, including expanding known ore bodies, locating new deposits, or acquiring interests in reserves from third parties. Exploration is highly speculative in nature, capital intensive, involves many risks and is frequently unproductive. Our current or future exploration programs may not result in new mineral producing operations. Even if significant mineralization is discovered, it will likely take many years from the initial phases of exploration until commencement of production, during which time the economic feasibility of production may change.

     From time to time, we may acquire mineral interests from other parties. Such acquisitions are based on an analysis of a variety of factors including historical exploration results, estimates of and assumptions regarding the extent of mineralized material, and/or reserves, the timing of production from such reserves and cash and other operating costs. In addition, we may rely on data and reports prepared by third parties (including the ability to permit and compliance with existing regulations) which may contain information or data that we are unable to independently verify or confirm. All of these factors are uncertain and may have an impact on our ability to develop the properties.

     As a result of these uncertainties, our exploration programs and any acquisitions which we may pursue may not result in the expansion or replacement of our current production with new ore reserves or operations, which could have a material adverse effect on our business, prospects, results of operations and financial position and price of our common stock.

     We may not be profitable. Metal prices have a significant impact on our profit margin and there is no assurance that we will be profitable in the future. Unexpected interruptions in our mining business may cause us to incur losses, or the revenue that we generate from production may not be sufficient to fund continuing operations including exploration and mine construction costs. Our failure to generate future profits may adversely affect the price of our common stock.

     We may require significant additional capital to fund our business plans. We may be required to expend significant funds to determine if mineralized material and proven and probable mineral reserves exist at any of our non-producing properties, to continue exploration, and if warranted, develop our existing properties and to identify and acquire additional properties to diversify our property portfolio. If we receive the necessary permits and make a positive development decision, we will require significant additional capital to bring the project into production. We have spent, and may be required to continue to expend, significant amounts of capital for drilling, geological and geochemical analysis, assaying, feasibility studies, engineering, mine construction and development, and mining and process equipment in connection with our exploration, development, and production activities.

     Our ability to obtain necessary funding for these purposes, in turn, depends upon a number of factors, including our historical and prospective results of operations, the status of the national and worldwide economy, the price of gold, silver and other valuable metals, the condition of the debt and equity markets, and the costs associated with extracting minerals. We may not be successful in generating or obtaining the required financing, or if we can obtain such financing, such financing may not be on terms that are favorable to us. Failure to obtain such additional financing could result in delay or indefinite postponement of further mining operations or exploration and construction and the possible partial or total loss of our interest in our properties.

     If we do not hedge our exposure to fluctuations in gold and silver prices, we may be subject to significant reductions in price. We do not use hedging transactions with respect to any of our gold and silver production and we do not expect to do so in the future. Accordingly, we are fully exposed to price fluctuations if precious and base metal prices decline. While the use of hedging transactions limits the downside risk of price declines, their use also may limit future revenues from price increases. Hedging transactions also involve the risk that the counterparty may be unable to satisfy its obligations.

     Revenue from the sale of dore may be adversely affected by loss or damage during shipment and storage at our buyer's facilities. We rely on third-party transportation companies to transport our dore to the buyer's facilities for processing and further refining. The terms of our sales contracts with the buyers require us to rely on assay results from samples of our dore to determine the final sales value for our metals. Once the dore leaves our processing facility, we no longer have direct custody and control of these products. Theft, loss, road accidents, improper storage, fire, natural disasters, tampering or other unexpected events while in transit or at the buyer's location may lead to the loss of all or a portion of our dore products. Such losses may not be covered by insurance and may lead to a delay or interruption in our revenue and as a result, our operating results may be adversely affected.

     Exploration and, if deemed feasible, development of mineral properties is inherently risky and could lead to unproductive properties and/or capital investments. Our long-term success depends on our ability to identify additional mineral deposits on our properties and any other properties that we may acquire and to develop one or more of those properties into commercially viable mining operations. Mineral exploration is highly speculative in nature, involves many risks and is frequently unproductive. These risks include unusual or unexpected geologic formations and the inability to obtain suitable or adequate machinery, equipment, or labor. The success of gold exploration is determined in part by the following factors:

          o The identification of potential gold mineralization based on surface and drill analysis;

          o Availability of government-granted exploration and construction permits;

          o The quality of our management and our geological and technical expertise; and

          o    The capital available for exploration and development.

     Substantial expenditures are required to establish proven and probable reserves through detailed drilling and analysis, to develop metallurgical processes to extract metal and to develop the mining and processing facilities and infrastructure at any site chosen for mining. Whether a mineral deposit will be commercially viable depends on a number of factors, which include, without limitation, the particular attributes of the deposit, such as size, grade, metallurgy, rock competency and proximity to infrastructure such as power, water and roads; metal prices, which fluctuate widely; and government regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals, environmental protection and local and community support. We may invest significant capital and resources in exploration activities and abandon such investments if we are unable to identify commercially exploitable mineral reserves. The decision to abandon a project may have an adverse effect on the market value of our common stock and our ability to raise future financing.

     We may acquire additional exploration stage properties and our business may be negatively impacted if reserves are not located on acquired properties. We may in the future acquire exploration stage properties. There can be no assurance that reserves will be identified on any properties that we acquire. We may experience negative reactions from the financial markets if we successfully complete acquisitions of additional properties and reserves are not located on acquired properties. These factors may adversely affect the trading price of our common stock or our financial condition or results of operations.

     To the  extent  that we seek to expand  our  operations  and  increase  our reserves through acquisitions, we may experience issues in executing acquisitions or integrating acquired operations. From time to time, we examine opportunities to make selective acquisitions in order to provide increased returns to our shareholders and to expand our operations and reported reserves and, potentially, generate synergies. The success of any acquisition would depend on a number of factors, including, but not limited to: o Identifying suitable candidates for acquisition and negotiating acceptable terms;

          o Obtaining approval from regulatory authorities and potentially our shareholders;

          o Implementing our standards, controls, procedures, and policies at the acquired business and addressing any pre-existing liabilities or claims involving the acquired business; and

          o To the extent the acquired operations are in a country in which we have not operated historically, understanding the regulations and challenges of operating in that new jurisdiction.

     There can be no assurance that we will be able to conclude any acquisitions successfully, or that any acquisition will achieve the anticipated synergies or other positive results. Any material problems that we encounter in connection with such an acquisition could have a material adverse effect on our business, results of operations, financial position, or trading price of our common stock.

     We rely on contractors to conduct a significant portion of our operations and construction projects. A significant portion of our operations and construction projects are currently conducted in whole or in part by third party contractors. As a result, our operations are subject to a number of risks, some of which are outside our control, including:

          o The difficulty and inherent delay in replacing a contractor and its operating equipment in the event that either party terminates the agreement;

          o Reduced control and oversight over those aspects of operations which are the responsibility of the contractor;

          o    Failure of a contractor to perform under its agreement;

          o Interruption of operations and construction or increased costs in the event that a contractor ceases its business due to insolvency or other unforeseen events;

          o Injuries or fatalities on the job as a result of the failure to implement or follow adequate safety measures;

          o Failure of a contractor to comply with applicable legal and regulatory requirements, to the extent it is responsible for such compliance; and

          o Problems of a contractor with managing its workforce, labor unrest or other related employment issues.


     In addition, we may incur liability to third parties as a result of the actions of our contractors. The occurrence of one or more of these risks could adversely affect our results of operation, financial position, or trading price of our common stock.

     The facilities and development of our mine and operations are subject to all of the risks inherent in development, construction, and operations. These risks include potential delays, cost overruns, shortages of material or labor, construction defects, breakdowns and injuries to persons and property. We expect to engage subcontractors and material suppliers in connection with the continued mine activities at the Isabella Pearl project. While we anticipate taking all measures which we deem reasonable and prudent in connection with our facilities, construction of the mine and the operation of the processing facility, there is no assurance that the risks described above will not cause delays or cost overruns in connection with such construction or operation. Any delays would postpone our anticipated generation of revenue and adversely affect our operations, which in turn may adversely affect our financial position and the price of our common stock.

     Construction of mine and process facilities is subject to all of the risks inherent in construction and start-up, including delays and costs of construction in excess of our projections. When applicable, many factors could delay or prevent the start or completion of, or increase the costs of, future projects or ongoing construction projects at our mine and process facility, including:

          o    Design, engineering and construction difficulties or delays;

          o    Cost overruns;

          o Our failure or delay in obtaining necessary legal, regulatory and other approvals;

          o Interruptions in the supply of the necessary equipment, or construction materials or labor or an increase in their price;

          o    Injuries to persons and property;

          o    Opposition   of   local   and  or   non-governmental-organization
               interests; and

          o Natural disasters, accidents, political unrest, or unforeseen events.

     If any of the foregoing events were to occur, our financial condition could be adversely affected and we may be required to seek additional capital, which may not be available on commercially acceptable terms, or at all. If we are unable to complete such construction, we may not be able to recover any costs already incurred. Even if construction of a mine and processing facility is completed as scheduled, the costs could exceed our expectations and result in a materially adverse effect on our business, results of operations, financial condition, and cash flows.

     Our operations are subject to permitting requirements which could result in the delay, suspension, or termination of our operations. Our operations, including our ongoing exploration drilling programs and production, require permits from governmental authorities. If we cannot obtain or maintain the necessary permits or if there is a delay in receiving future permits, our timetable and business plan will be adversely affected. We have from time to time relied on third party environmental firms to assist in our efforts to obtain and remain current with required regulations and permits. While we attempt to manage and oversee third party firms, we are dependent on the firm to operate in a professional and knowledgeable manner.

     Our ability to recognize the benefits of net losses is dependent on future cash flows and taxable income. We recognize deferred tax assets when the tax benefit is considered to be more likely than not of being realized; otherwise, a valuation allowance is applied against deferred tax assets. Assessing the recoverability of deferred tax assets requires management to make significant estimates related to expectations of future taxable income. Estimates of future taxable income are based on forecasted cash flows from operations and the application of existing tax laws in each jurisdiction. To the extent that future cash flows and taxable income differ significantly from estimates, our ability to realize the deferred tax assets could be impacted. Additionally, future changes in tax laws could limit our ability to obtain the future tax benefits represented by our deferred tax assets.

     Our continuing reclamation obligations at our operations could require significant additional expenditures. We are responsible for the reclamation obligations related to disturbances located on all of our properties. We have a liability on our balance sheet to cover the estimated reclamation obligation. However, there is a risk that any reserve could be inadequate to cover the actual costs of reclamation when carried out. Continuing reclamation obligations will require a significant amount of capital. There is a risk that we will be unable to fund these additional obligations and further, that the regulatory authorities may increase reclamation requirements to such a degree that it would not be commercially reasonable to continue mining and exploration activities, which may adversely affect our results of operations, financial performance and cash flows.

     Competition in the mining industry is intense, and we have limited financial and personnel resources with which to compete. Competition in the mining industry for desirable properties, investment capital and personnel is intense. Numerous companies headquartered in the United States ("U.S.") and elsewhere throughout the world compete for properties and personnel on a global basis. We are a small participant in the gold mining industry due to our limited financial and personnel resources. We presently operate with a limited number of personnel and we anticipate operating in the same manner going forward. We compete with other companies in our industry to hire qualified personnel when needed to successfully operate our mine and processing facility. We may be unable to attract the necessary investment capital or personnel to fully explore and, if warranted, develop our properties and be unable to acquire other desirable properties. We believe that competition for acquiring mineral properties, as well as the competition to attract and retain qualified personnel, may continue to be intense in the future.

     Our activities are subject to significant environmental regulations, which could raise the cost of doing business or adversely affect our ability to develop our properties. Significant state and federal environmental laws and regulations in the U.S. may hinder our ability to explore, develop, and operate. Federal laws that govern mining claim location and maintenance and mining operations on federal lands are generally administered by the Bureau of Land Management. Additional federal laws, governing mine safety and health, also apply. State laws also require various permits and approvals before exploration, development or production operations can begin. Among other things, a reclamation plan must typically be prepared and approved, with bonding in the amount of projected reclamation costs. The bond is used to ensure that proper reclamation takes place, and the bond will not be released until that time. Local jurisdictions may also impose permitting requirements (such as conditional use permits or zoning approvals).

     The nature of mineral exploration and production activities involves a high degree of risk and the possibility of uninsured losses. Exploration for and the production of minerals is highly speculative and involves greater risk than many other businesses. Many exploration programs do not result in the discovery of mineralization, and any mineralization discovered may not be of sufficient quantity or quality to be profitably mined. Our operations are, and any future mining operations or construction we may conduct will be, subject to all of the operating hazards and risks normally incident to exploring for and mining of mineral properties, such as, but not limited to:

          o    Fluctuation in production costs that make mining uneconomic;

          o    Labor disputes;

          o    Unanticipated variations in grade and other geologic problems;

          o    Environmental hazards;

          o    Water conditions;

          o    Difficult surface or underground conditions;

          o    Industrial accidents;

          o    Metallurgic and other processing problems;

          o    Mechanical and equipment performance problems;

          o    Unusual or unexpected rock formations;

          o    Personal injury, fire, flooding, cave-ins and landslides; and

          o    Global pandemics such as the COVID-19 Coronavirus.

     Any of these risks can materially and adversely affect, among other things, the development of properties, production quantities and rates, costs and expenditures, potential revenues and targeted production dates. We currently have limited insurance to guard against some of these risks. If we determine that capitalized costs associated with any of our mineral interests are not likely to be recovered, we would incur a write down of our investment in these interests. All of these factors may result in losses in relation to amounts spent which are not recoverable or result in additional expenses.

     Title to mineral properties can be uncertain. Our ability to explore and operate our properties depends on the validity of our title to that property. Our U.S. mineral properties include patented and unpatented mining claims. Unpatented mining claims provide only possessory title and their validity is often subject to contest by third parties or the federal government, which makes the validity of unpatented mining claims uncertain and generally riskier. Uncertainties inherent in mineral properties relate to such things as the sufficiency of mineral discovery, proper posting and marking of boundaries, assessment work and possible conflicts with other claims not determinable from public record. There may be valid challenges to the title to our properties which, if successful, could impair development and/or operations.

     We are dependent upon information technology systems, which are subject to disruption, damage, failure, and risks associated with implementation and integration. We are dependent upon information technology systems in the conduct of our operations. Our information technology systems are subject to disruption, damage, or failure from a variety of sources, including, without limitation, computer viruses, security breaches, cyber-attacks, natural disasters, and defects in design. Cybersecurity incidents, in particular, are evolving and include, but are not limited to, malicious software, attempts to gain unauthorized access to data and other electronic security breaches that could lead to disruptions in systems, unauthorized release of confidential or otherwise protected information and the corruption of data. Various measures have been implemented to manage our risks related to information technology systems and network disruptions. However, given the unpredictability of the timing, nature and scope of information technology disruptions, we could potentially be subject to production downtimes, operational delays, the compromising of confidential or otherwise protected information, destruction or corruption of data, security breaches, other manipulation or improper use of our systems and networks or financial losses from remedial actions, any of which could have a material adverse effect on our cash flows, competitive position, financial condition or results of operations.

     We may also be adversely affected by system or network disruptions if new or upgraded information technology systems are defective, not installed properly or not properly integrated into our operations. If we are not able to successfully implement system upgrades or modifications, we may have to rely on manual reporting processes and controls over financial reporting that have not been planned, designed, or tested. Various measures have been implemented to manage our risks related to the system upgrades and modifications, but system upgrades and modification failures could have a material adverse effect on our business, financial condition and results of operations and could, if not successfully implemented, adversely impact the effectiveness of our internal controls over financial reporting.

     We do not insure against all of the risks to which we may be subject in our operations and development. While we currently maintain general commercial liability, pollution and property insurance in Nevada, we may be subject to liability for certain environmental, pollution or other hazards associated with mineral exploration and mine construction, for which insurance may not be available, which may exceed the limits of our insurance coverage, or which we may elect not to insure against because of premium costs or other reasons. We may also not be insured against all interruptions to our operations. Losses from these or other events may cause us to incur significant costs which could materially adversely affect our financial condition and our ability to fund activities on our properties. A significant loss could force us to reduce or suspend our operations and development.

     We depend upon a limited number of personnel and the loss of any of these individuals could adversely affect our business. Due to the relatively limited number of personnel that we employ, we are dependent on certain individuals to run our business. These individuals include our executive officer and other key employees. If any of these individuals were to die, become disabled or leave our company, we would be forced to identify and retain individuals to replace them. There is no assurance that we can find suitable individuals to replace them or to add to our employee base if that becomes necessary. We have no life insurance on any individual, and we may be unable to hire a suitable replacement on favorable terms should that become necessary.

     Risks Related to Our Common Stock

     There can be no assurance that a public market will be sustained in the future. Without an active public trading market, you may not be able to sell your shares without considerable delay, if at all. The price for our common stock may be highly volatile and may bear no relationship to our actual financial condition or results of operations. Unless our common stock is listed on a national securities exchange, many brokerage firms may not be willing to sell our common stock on your behalf.

     Our stock price may be volatile and as a result you could lose part or all of your investment. In addition to other risk factors identified and due to volatility associated with equity securities in general, our stock prices could decline due to the impact of numerous factors, including:

          o    Changes in the worldwide price for gold and/or silver;

          o Adverse results from our exploration, development, or production efforts;

          o    Producing at rates lower than those targeted;

          o    Political and regulatory risks;

          o    Weather conditions, including unusually heavy rains;

          o    Failure to meet our revenue or profit goals or operating budget;

          o    Decline in demand for our common stock;

          o Downward revisions in securities analysts' estimates or changes in general market conditions;

          o    Technological   innovations   by   competitors  or  in  competing
               technologies;

          o    Investor perception of our industry or our prospects;

          o    Lawsuits;

          o    Actions by government or central banks; and

          o    General economic trends.

     Stock markets in general have experienced extreme price and volume fluctuations and the market prices of individual securities have been highly volatile. These fluctuations are often unrelated to operating performance and may adversely affect the market price of our common stock. As a result, you may be unable to sell your shares at a desired price.

     Issuances of our stock in the future could dilute existing shareholders and adversely affect the market price of our common stock. Our Directors have the authority to issue up to 200,000,000 shares of common stock, 20,000,000 shares of preferred stock, and to issue options and warrants to purchase shares of our common stock without shareholder approval. Future issuances of our securities could be at prices substantially below the price paid for our common stock by our current shareholders. The issuance of a significant amount of our common stock may have a disproportionately large impact on our share price compared to larger companies.

     Awards of our shares and stock options to employees may not have their intended effect. A portion of our total compensation program for our executive officers and key personnel will include the award of shares and options to buy shares of our common stock. If the price of our common stock performs poorly, such performance may adversely affect our ability to retain or attract critical personnel. In addition, any changes made to our stock option policies or to any other of our compensation practices which are made necessary by governmental regulations or competitive pressures could affect our ability to retain and motivate existing personnel and recruit new personnel.

     Our directors and officers may be protected from certain types of lawsuits. The laws of Colorado provide that our directors will not be liable to us or our shareholders for monetary damages for all but certain types of conduct as directors of the company. Our bylaws permit us to indemnify our directors and officers against all damages incurred in connection with our business to the fullest extent provided or allowed by law. The exculpation provisions of these items may have the effect of preventing shareholders from recovering damages against our directors caused by their negligence, poor judgment, or other circumstances. The indemnification provisions may require us to use our limited assets to defend our directors and officers against claims, including claims arising out of their negligence, poor judgment, or other circumstances.

     We may issue shares of preferred stock that would have a liquidation preference to our common stock. Our Articles of Incorporation currently authorize the issuance of 20,000,000 shares of preferred stock. Our board of directors has the power to issue shares without shareholder approval, and such shares can be issued with such rights, preferences, and limitations as may be determined by our board of directors. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of any holders of preferred stock that may be issued in the future.

     Although we presently have no commitments or agreements to issue any additional shares of preferred stock, authorized and unissued preferred stock could delay, discourage, hinder or preclude an unsolicited acquisition of our Company, could make it less likely that shareholders receive a premium for their shares as a result of any such attempt, and could adversely affect the market prices of, and the voting and other rights, of the holders of our shares of common stock.

     Our Shareholder Rights Agreement may not be in the best interest of our shareholders. On October 15, 2020, we adopted a Shareholders Rights Agreement, commonly called a "Poison Pill", and declared a dividend of one Series A Right and one Series B Right, or collectively the Rights, for each share of our common stock which was outstanding on October 15, 2020. The Rights have certain anti-takeover effects and will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our Board of Directors. The effect of the Rights may be to discourage a third party from attempting to obtain a substantial position in our common stock or seeking to obtain control of us. To the extent any potential acquisition is deterred by the Rights, the Rights may make the removal of management difficult even if the removal would be considered beneficial to our shareholders generally and may have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if these transactions are not favored by our management.

     You may have difficulty depositing your shares with a broker or selling shares of our common stock which you received in this offering. Many securities brokers will not accept securities for deposits and will not sell securities which trade in the over-the-counter market.

     Further, for a securities broker which will accept deposit and agree to sell such securities in the over-the-counter market under certain circumstances, such broker may first require the customer to complete a questionnaire detailing how the customer acquired the shares, provide the securities broker with an opinion of an attorney concerning the ability of the shares to be sold in the public market, and pay a "legal review" fee which in some cases can exceed $1,000.

     For these reasons, shareholders may have difficulty selling shares of our common stock.

     We are an Emerging Growth Company, subject to less stringent reporting and regulatory requirements of other publicly held companies and this status may have an adverse effect on our ability to attract interest in our common stock. We are an Emerging Growth Company as defined in the JOBS Act. As long as we remain an Emerging Growth Company, we may take advantage of certain exemptions from various reporting and regulatory requirements that are applicable to other public companies that are not emerging growth companies. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and our stock price may be more volatile.

     The occurrence of the COVID- 19 pandemic may negatively affect our operations depending on the severity and longevity of the pandemic. On March 11, 2020, the World Health Organization declared the outbreak of a respiratory disease caused by a new novel coronavirus ("COVID-19") as a pandemic.

     Precious metal mining is considered essential to support critical infrastructure under guidelines from the U.S. Department of Homeland Security and the State of Nevada. As a result, the Isabella Pearl Mine in Nevada has continued to operate at full capacity.

     As of the date of this prospectus, there have been no significant impacts, including impairments, to our operations and financial statements. However, the long-term impact of the COVID-19 outbreak on our results of operations, financial position and cash flows will depend on future developments, including the duration and spread of the outbreak and related advisories and restrictions. These developments and the impact of COVID-19 on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, our results of operations, financial position and cash flows may be materially adversely affected. We are not able to estimate the duration of the pandemic and potential impact on our business if disruptions or delays in business developments and shipments of product occur. In addition, a severe prolonged economic downturn could result in a variety of risks to our business, including a decreased ability to raise capital when and if needed on acceptable terms, if at all.

                                    DILUTION

     As of June 30, 2021, the Company's net book value was approximately $4.62 per share. If the price paid for shares in this offering is greater than $4.62 per share, an investor will suffer dilution equal in amount to the difference between the price paid for the shares and the Company's net tangible book value at the time of purchase.


                                 USE OF PROCEEDS

     All of the shares offered by this prospectus are being offered by certain owners of the Company's common stock (the Selling Shareholders) and were issued by the Company in connection with the Company's Equity Incentive Plan. None of the proceeds from this offering will be received by the Company. Expenses expected to be incurred by the Company in connection with this offering are estimated to be approximately $10,000. The Selling Shareholders have agreed to pay all commissions and other compensation to any securities broker/dealers through which they sell any of the Shares.

                              SELLING SHAREHOLDERS

     The Company has issued (or may in the future issue) shares of its common stock to various persons pursuant to the Equity Incentive Plan. The Equity Incentive Plan provides for the grant or issuance to selected employees of the Company and other persons of shares of the Company's common stock, options to purchase shares of the Company's common stock, or other incentives, such as stock appreciation rights. Persons who received shares pursuant to the Plan and who are offering such shares to the public by means of this Prospectus are referred to as the "Selling Shareholders".

     A summary description of the Equity Incentive Plan follows.

     The 2020 Equity Incentive Plan (the "Plan") reserves 5,000,000 shares of common stock for issuance to plan participants in the form of incentive and non-qualified stock options, stock appreciation rights ("SARs"), and stock grants and units. Each stock option awarded allows the holder to purchase one share of our common stock.

     The Plan is administered by our Board of Directors (or any committee subsequently appointed by the Board) and is vested with the authority to interpret the provisions of the Plan and supervise the administration of the Plan. In addition, the Board is empowered to select those persons who will participate in the Plan, to determine the number of shares subject to each award and to determine when, and upon what conditions, awards granted under the Plan will vest, terminate, or otherwise be subject to forfeiture and cancellation. The terms and conditions of any awards issued, including the price of the shares underlying each award are governed by the provisions of the Plan and any agreements with the Plan participants.

     Incentive Stock Options
     -----------------------

     All of our employees are eligible to be granted incentive stock options pursuant to the Plan. Options granted pursuant to the Plan terminate at such time as may be specified when the option is granted.

     The exercise price of each option cannot be less than 100% of the fair market value of our common stock at the time of the granting of the option provided, however, if the optionee, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of our stock, the purchase price of the option shall not be less than 110% of the fair market value of the stock at the time of the granting of the option.

     The total fair market value of the shares of common stock (determined at the time of the grant of the option) for which any employee may be granted options which are first exercisable in any calendar year may not exceed $100,000.

     At the discretion of the Board of Directors, options granted pursuant to the Plan may include installment exercise terms for any option such that the option becomes fully exercisable in a series of cumulating portions. The Board may also accelerate the date upon which any option (or any part of any option) is first exercisable. However, no option, or any portion thereof may be exercisable until one year following the date of grant. In no event shall an option granted to an employee then owning more than 10% of our common stock be exercisable by its terms after the expiration of five years from the date of grant, nor shall any other option granted pursuant to the Plans be exercisable by its terms after the expiration of ten years from the date of grant.

     Non-Qualified Stock Options
     ---------------------------

     Our employees, directors and officers, and consultants or advisors are eligible to receive non-qualified stock options pursuant to the Plan, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with a capital-raising transaction or promoting our common stock.

     At the discretion of our Board of Directors options granted pursuant to the Plan may include installment exercise terms for any option such that the option becomes fully exercisable in a series of cumulating portions. The Board may also accelerate the date upon which any option (or any part of any option) is first exercisable.

     Stock Appreciation Rights
     -------------------------

     SARs give the participant the right to receive the appreciation in value of one share of common stock of the Company. Appreciation is calculated as the excess of (i) the fair market value of a share of common stock on the date of exercise over (ii) the base value fixed by the Board on the grant date, which may not be less than the fair market value of a share of common stock on the grant date. Payment for SARs shall be made in cash, stock, or a combination thereof. SARs are exercisable at the time and subject to the restrictions and conditions as the Board approves, provided that no SAR may be exercised more than ten (10) years following the grant date.

     Restricted Stock
     ----------------

     A restricted stock award gives the participant the right to receive a specified number of shares of common stock at a purchase price determined by the Board (including and typically zero). Restrictions limit the participant's ability to transfer the stock and subject the stock to a substantial risk of forfeiture until specific conditions or goals are met. The restrictions will lapse in accordance with a schedule or other conditions as determined by the Board, which might include the achievement of specified performance targets and/or continued employment of the participant until a specified date. As a general rule, if a participant terminates employment when the restricted stock is subject to restrictions, the participant forfeits the unvested restricted stock.

     Restricted Stock Units ("RSU")
     ------------------------------

     An RSU award gives the participant the right to receive common stock, or a cash payment equal to the fair market value of common stock (determined as of a specified date), in the future, subject to restrictions and a risk of forfeiture. The restrictions typically involve the achievement of specified performance targets and/or the continued employment or service of the participant until a specified date. Participants holding restricted stock units have no rights as a shareholder with respect to the shares of stock subject to their restricted stock unit award prior to the issuance of such shares pursuant to the award.

     Stock Grants
     ------------

     A stock grant award gives the participant the right to receive (or purchase at such price as determined by the Board) shares of stock, free of any vesting restrictions. The purchase price, if any, for a stock grant award shall be payable in cash or in any other form of consideration acceptable to the Board. A stock grant award may be granted or sold in respect of past services or other valid consideration, or in lieu of any cash compensation owed to a participant.

     Stock Units
     -----------

     A stock unit award gives the participant the right to receive shares of stock, or a cash payment equal to the fair market value of a designated number of shares, in the future, free of any vesting restrictions. A stock unit award may be granted or sold in respect of past services or other valid consideration, or in lieu of any cash compensation owed to a participant

     Other Information Regarding the Plan
     ------------------------------------

     In the discretion of the Board, any option granted pursuant to the Plan may include installment exercise terms such that the option becomes fully exercisable in a series of cumulating portions. The Board may also accelerate the date upon which any option (or any part of any options) is first exercisable. Any shares issued pursuant to the Plan and any options granted pursuant to the Plan or will be forfeited if the "vesting" schedule established by the Board administering the Plan at the time of the grant is not met. For this purpose, vesting means the period during which the employee must remain as our employee or the period of time a non-employee must provide services to us. At the time an employee ceases working for us (or at the time a non-employee ceases to perform services for us), any shares or options not fully vested will be forfeited and cancelled. At the discretion of the Board payment for the shares of common stock underlying options may be paid through the delivery of shares of our common stock having an aggregate fair market value equal to the option price, provided such shares have been owned by the option holder for at least one year prior to such exercise. The exercise may be made through a "cashless" exercise or a combination of cash and shares of common stock at the discretion of the Board.

     Awards are generally non-transferable except upon death of the recipient. Shares issued pursuant to the Plan will generally not be transferable until the person receiving the shares satisfies the vesting requirements imposed by the Board when the shares were issued.

     Our Board of Directors may at any time, and from time to time, amend, terminate, or suspend the Plan in any manner it deems appropriate, provided that such amendment, termination or suspension will not adversely affect rights or obligations with respect to shares or options previously granted

     The following lists, as of September 3, 2021, the options and shares granted pursuant to the Equity Incentive Plan. Each option represents the right to purchase one share of the Company's common stock.

                                       Total Shares
                             Shares    Reserved for    Shares       Remaining
                            Reserved   Outstanding    Issued as  Options/Shares
    Name of Plan           Under Plan    Options     Stock Bonus   Under Plan
    ------------           ----------   ----------   -----------   ----------

    Equity Incentive Plan  5,000,000     442,000      2,250,000    2,308,000


     Shares granted as a stock bonus to the Company's officers and directors pursuant to the Plan are being offered by means of this Prospectus. The following table lists the shareholdings of the Company's officers and directors and the shares offered by such persons by means of this Prospectus:

                                                          Number of
                                    Number of Shares    shares which
        Name of                       Being Offered     will be owned   Percent
        Selling         Number of   Option     Bonus    in completion      of
       Shareholder    Shares Owned  Shares    Shares   of this Offering   Class
       -----------    ------------  ------    ------   ----------------   -----

      Jason Reid        1,383,437        -   850,000       533,437         2.3%
      Bill M. Conrad      675,000        -   550,000       125,000          *
      Barry Devlin        313,529        -   300,000        13,529          *
      Greg Patterson      566,636        -   300,000       266,636         1.1%
      John Labate         152,156        -   150,000         2,156          *
      Thomas "Mark" Henry  40,000   60,000    40,000             -          -
      Veronica Torrez      10,000   30,000    10,000             -          -
      Janet Turner         34,017   60,000    30,000         4,017          *
      Ricardo Garcia       20,000  100,000    20,000             -          -
      Joy Lester                -   30,000         -             -          -
      Fred Brown                -   20,000         -             -          -
      Alysen Tarrant            -   20,000         -             -          -
      Melinda Edmonds           -   20,000         -             -          -
      Robert Watson             -   20,000         -             -          -
      Jeffrey Moody             -   20,000         -             -          -
      Kip Grubaugh          1,921   20,000         -         1,921          *
      Michael Carney            -   10,000         -             -          -
      Edward Wells              -   10,000         -             -          -
      Richard Kauffman          -   10,000         -             -          -
      Lea Kirkland              -    6,000         -             -          -
      Debra Jones               -    6,000         -             -          -

      * Less than 1%.

     The Company has filed with the Securities and Exchange Commission a Form S-8 registration statement of which this prospectus forms a part with respect to the resale of the shares from time to time in the public market or in privately negotiated transactions.

                              PLAN OF DISTRIBUTION

     The Selling Shareholders may sell the Shares offered by this Prospectus from time to time in negotiated transactions in the public market at fixed prices which may be changed from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker/dealers, and such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders and/or the purchasers of the Shares for which such broker/dealers may act as agent or to whom they may sell, as principal, or both (which compensation as to a particular broker/dealer may be in excess of customary compensation).

     The Selling Shareholders and any broker/dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

     The  Company  has  advised  the  Selling  Shareholders  that  they  and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act of 1933. The Company has also advised each Selling Shareholder that in the event of a "distribution" of the shares owned by the Selling
Shareholder, such Selling Shareholder, any "affiliated purchasers", and any broker/ dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". The Company has also advised the Selling Shareholders that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with the sale of the Shares by any Selling Shareholder.

                            DESCRIPTION OF SECURITIES

     Common Stock

     We are authorized to issue 200,000,000 shares of common stock. Holders of our common stock are each entitled to cast one vote for each share held of record on all matters presented to the shareholders. Cumulative voting is not allowed; hence, the holders of a majority of our outstanding common shares can elect all directors.

     Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our Board of Directors is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

     Holders of our common stock do not have preemptive rights to subscribe to additional shares if issued. There is no conversion, redemption, sinking fund or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and non-assessable.

     Preferred Stock

     We are authorized to issue 20,000,000 shares of preferred stock. Shares of preferred stock may be issued from time to time in one or more series as may be determined by our Board of Directors. The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions of each series will be established by the Board of Directors. Our directors may issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of our common stock. The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in transactions such as mergers or tender offers if these transactions are not favored by our management. As of the date of this prospectus, we had not issued any shares of preferred stock.

     Shareholder Rights Agreement

     The following pertains to what is commonly called a "Poison Pill."

     On October 15, 2020, we declared a dividend of one Series A Right and one Series B Right, or collectively the Rights, for each share of our common stock which was outstanding on October 15, 2020. When the Rights become exercisable, each Series A Right will entitle the registered holder, subject to the terms of a Rights Agreement, to purchase from us one share of our common stock at a price equal to 20% of the market price of our common stock on the exercise date, although the price may be adjusted pursuant to the terms of the Rights Agreement. If after a person or group of affiliated persons has acquired 15% or more of our common stock or following the commencement of a tender offer for 15% or more of our outstanding common stock (i) we are acquired in a merger or other business combination and we are not the surviving corporation, (ii) any person consolidates or merges with us and all or part of our common shares are converted or exchanged for securities, cash or property of any other person, or
(iii) 50% or more of our consolidated assets or earning power are sold, proper provision will be made so that each holder of a Series B Right will thereafter have the right to receive, upon payment of the exercise price of $100 (subject to adjustment), that number of shares of common stock of the acquiring company which at the time of such transaction has a market value that is twice the exercise price of the Series B Right.

     The description and terms of the Rights are set forth in a Rights Agreement between the Company and Computershare Trust Company, N.A., as Rights Agent.

     Distribution of Rights
     ----------------------

     Initially,  shareholders  will not receive  separate  certificates  for the
Rights as the Rights will be represented by outstanding common stock certificates. Until the exercise date, the Rights cannot be bought, sold, or otherwise traded separately from the common stock. Certificates for common stock carry a notation that indicates that Rights are attached to the common stock and incorporate the terms of the Rights Agreement.

     Separate certificates representing the Rights will be distributed as soon as practicable after the earliest to occur of:

          o 15 business days following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of our outstanding common stock, or

          o 15 business days (or such later date as may be determined by action of our board of directors prior to such time as any person or group of affiliated persons has acquired 15% or more of our common stock) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of our outstanding common stock.

     The earlier of such dates described above is called the "distribution date."

     Until the distribution date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for common stock outstanding as of the record date, even without such notation, will also constitute the transfer of the Rights associated with the common stock represented by such certificate. As soon as practicable following the distribution date, separate certificates evidencing the Rights will be mailed to holders of record of the common stock as of the close of business on the distribution date and such separate right certificates alone will evidence the Rights.

     Exercise and Expiration
     -----------------------

     The holders of the Rights are not required to take any action until the Rights become exercisable. The Rights are not exercisable until the distribution date. Holders of the Rights will be notified by us that the Rights have become exercisable. The Rights will expire on October 15, 2025, unless the expiration date is extended or unless the Rights are earlier redeemed by us as described below.

     As of the date of this prospectus no certificates representing the right have been distributed.

     Redemption
     ----------

     At any time prior to the distribution date, our board of directors may redeem the Rights in whole, but not in part, at a price of $0.0001 per Right. Subject to the foregoing, the redemption of the Rights may be made effective at such time, on such basis and with such conditions as our board of directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only entitlement of the holders of Rights will be to receive the redemption price.

     Exchange Option
     ---------------

     At any time after a person or group of affiliated persons has acquired 15% or more of our common stock or following the commencement of a tender offer for 15% or more of our outstanding common stock, and prior to the acquisition by such person of 50% or more of the outstanding common stock, our board of directors may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of common stock per Right (subject to adjustment).

     Other Provisions
     ----------------

     The terms of the Rights may be amended by our board of directors without the consent of the holders of the Rights, except that from and after such time a person or group of affiliated persons has acquired 15% or more of our common stock no such amendment may adversely affect the interests of the holders of the Rights.

     Until a Right is exercised, the holder of the Right, as such, will not have any rights as a shareholder, including, without limitation, the right to vote or to receive dividends.

     The Rights may have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors. However, the Rights should not interfere with any merger or other business combination approved by a majority of our board of directors because the Rights may be redeemed by us at any time prior to the distribution date. Thus, the Rights are intended to encourage persons who may seek to acquire control of us to initiate such an acquisition through negotiations with our board of directors. However, the effect of the Rights may be to discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial position in the equity securities of, or seeking to obtain control of, us. To the extent any potential acquisition is deterred by the Rights, the Rights may have the effect of preserving incumbent management in office.

Transfer Agent

   Computershare
   8742 Lucent Boulevard, Suite 225
   Highlands Ranch, CO 80129
   Phone: (303) 262-0625